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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )*
                                             ---


                           DutchFork Bancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   26704P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
        780 Third Avenue, 30/th/ Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                               September 25, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages.
                         Exhibit Index located on Page __       SEC 1746 (12-91)

                                  SCHEDULE 13D

----------------------------------                -----------------------------
CUSIP No.    26704P108                             Page    2   of   14   Pages
         -----------------                              ------    ------
----------------------------------                -----------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Sandler O'Neill Asset Management, LLC

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        00

-------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

-------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 6
        New York

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                   ------------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     8
   BENEFICIALLY             56,100

     OWNED BY      ------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9

    REPORTING      ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
      PERSON         10
                            56,100
       WITH
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
        56,100

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                  [_]

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
        5.1%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        00

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         2 of 14

                                  SCHEDULE 13D

----------------------------------                -----------------------------
CUSIP No.    26704P108                             Page    3   of   14   Pages
         -----------------                              ------    ------
----------------------------------                -----------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SOAM Holdings, LLC

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        00

-------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

-------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 6
        Delaware

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                   ------------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     8
   BENEFICIALLY             46,100

     OWNED BY      ------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9

    REPORTING      ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
      PERSON         10
                            46,100
       WITH
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
        46,100

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                  [_]

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
        4.1%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        00

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         3 of 14

                                  SCHEDULE 13D

----------------------------                         ---------------------------
CUSIP No.    26704P108                                Page   4   of  14   Pages
          ---------------                                  -----    -----
----------------------------                         ---------------------------
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Malta Partners, L.P.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]


--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

           WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [_]


--------------------------------------------------------------------------------
   6   CITIZEN OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                        7    SOLE VOTING POWER
       NUMBER OF

        SHARES        ----------------------------------------------------------
                             SHARED VOTING POWER
     BENEFICIALLY       8

       OWNED BY                3,200

                      ----------------------------------------------------------
         EACH                SOLE DISPOSITIVE POWER
                        9
       REPORTING

        PERSON
                      ----------------------------------------------------------
         WITH                SHARED DISPOSITIVE POWER
                        10
                               3,200

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,200

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.3%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         4 of 14

                                  SCHEDULE 13D

----------------------------                         ---------------------------
CUSIP No.    26704P108                                Page   5   of  14   Pages
          ---------------                                  -----    -----
----------------------------                         ---------------------------
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Malta Partners II, L.P.

 -------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

           WC

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
   6   CITIZEN OR PLACE OF ORGANIZATION

           Delaware

 -------------------------------------------------------------------------------
                            SOLE VOTING POWER
       NUMBER OF        7

        SHARES        ----------------------------------------------------------
                            SHARED VOTING POWER
     BENEFICIALLY       8

       OWNED BY                8,500

         EACH         ----------------------------------------------------------
                            SOLE DISPOSITIVE POWER
      REPORTING         9

       PERSON
                      ----------------------------------------------------------
        WITH           10   SHARED DISPOSITIVE POWER

                               8,500

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,500

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.7%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         5 of 14

                                  SCHEDULE 13D

----------------------------------                -----------------------------
CUSIP No.    26704P108                             Page    6   of   14   Pages
         -----------------                              ------    ------
----------------------------------                -----------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Malta Hedge Fund, L.P.

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        WC

-------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

-------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 6
        Delaware

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                   ------------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     8
   BENEFICIALLY             4,400

     OWNED BY      ------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9

    REPORTING      ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
      PERSON         10
                            4,400
       WITH
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
        4,400

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                  [_]

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
        0.4%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         6 of 14

                                  SCHEDULE 13D

----------------------------------                -----------------------------
CUSIP No.    26704P108                             Page    7   of   14   Pages
         -----------------                              ------    ------
----------------------------------                -----------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Malta Hedge Fund II, L.P.

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        WC

-------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

-------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 6
        Delaware

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                   ------------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     8
   BENEFICIALLY             30,000

     OWNED BY      ------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9

    REPORTING      ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
      PERSON         10
                            30,000
       WITH
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
        30,000

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                  [_]

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
        2.7%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         7 of 14

                                  SCHEDULE 13D

----------------------------------                -----------------------------
CUSIP No.    26704P108                             Page    8   of   14   Pages
         -----------------                              ------    ------
----------------------------------                -----------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Malta Offshore, Ltd

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        WC

-------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

-------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 6
        Cayman Islands

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                   ------------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     8
   BENEFICIALLY             10,000

     OWNED BY      ------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9

    REPORTING      ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
      PERSON         10
                            10,000
       WITH
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
        10,000

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                  [_]

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
        0.9%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         8 of 14

                                  SCHEDULE 13D

----------------------------------                -----------------------------
CUSIP No.    26704P108                             Page    9   of   14   Pages
         -----------------                              ------    ------
----------------------------------                -----------------------------
-------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Terry Maltese

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
 2                                                              (b) [_]

-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        00

-------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5

-------------------------------------------------------------------------------
      CITIZEN OR PLACE OF ORGANIZATION
 6
        USA

-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                   ------------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     8
   BENEFICIALLY             56,100

     OWNED BY      ------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       EACH          9

    REPORTING      ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
      PERSON         10
                            56,100
       WITH
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
        56,100

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                  [_]

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
        5.0%

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
        IN

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         9 of 14

         This Amendment No. 3 to Schedule 13D relating to Dutchfork Bancshares, Inc. is being filed on behalf of the undersigned to amend Amendment No. 2 to the
Schedule 13D dated June 13, 2001, Amendment No. 1 to the Schedule 13D dated May 21, 2001 and the Schedule 13D filed by the undersigned dated November 20, 2000 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 3.    Source and Amount of Funds.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $78,903, $108,067, $210,494, $740,276 and $251,911, respectively. Such shares were purchased with the investment capital of the respective entities.

Item 5.    Interest in Securities of the Issuer.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 1,119,459 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, as of the close of business on September 25, 2002:

   (i) MP beneficially owned 3,200 shares of Common Stock, constituting approximately 0.3% of the shares outstanding.

   (ii) MHF beneficially owned 4,400 shares of Common Stock, constituting approximately 0.4% of the shares outstanding.

   (iii) MPII beneficially owned 8,500 shares of Common Stock, constituting approximately 0.7% of the shares outstanding.

   (iv) MHFII beneficially owned 30,000 shares of Common Stock, constituting approximately 2.7% of the shares outstanding.

   (v) MO beneficially owned 10,000 shares of Common Stock, constituting approximately 0.9% of the shares outstanding.

   (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 3,200 shares owned by MP, the 4,400 shares owned by MHF, the 8,500 shares owned by MPII, the 30,000 shares owned by MHFII and the 10,000 shares owned by MO, or an aggregate of 56,100 shares of Common Stock, constituting approximately 5.0% of the shares outstanding.

   (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 3,200 shares owned by MP, the 4,400 shares owned by MHF, the 8,500 shares owned by MPII, and the 30,000 shares owned by MHFII, or an aggregate of 46,100 shares of Common Stock, constituting approximately 4.1% of the shares outstanding.

  (viii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 3,200 shares owned by MP, the 4,400 shares owned by MHF, the 8,500 shares owned by MPII, the 30,000 shares owned by MHFII and the 10,000 shares owned by MO, or an aggregate of 56,100 shares of Common Stock, constituting approximately 5.0% of the shares outstanding.

    (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 56,100 shares of Common Stock, constituting approximately 5.0% of the shares outstanding.

     (x)   2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to September 25, 2002, MP has effected the following transactions in the Common Stock in open market transactions with brokers:

                                      Number            Price
       Date          Action         of Shares         per Share
       ----          ------         ---------         ---------

     07/22/02        Bought            400             $24.060
     07/24/02        Bought            200              23.419
     09/13/02        Bought            200              25.912
     09/18/02        Bought            600              26.250
     09/25/02        Bought            100              25.910

     During the sixty days prior to September 25, 2002, MHF has effected the following transactions in the Common Stock in open market transactions with brokers:

                                 Number       Price
       Date        Action      of Shares    per Share
       ----        ------      ---------    ---------

     7/22/02       Bought          700       $24.060
     7/24/02       Bought          400        23.419
     9/13/02       Bought          200        25.912
     9/18/02       Bought          600        26.250
     9/25/02       Bought          300        25.910

     During the sixty days prior to September 25, 2002, MPII has effected the following transactions in the Common Stock in open market transactions with brokers:

                                 Number       Price
       Date        Action      of Shares    per Share
       ----        ------      ---------    ---------

     07/22/02      Bought        1,100       $24.060
     07/24/02      Bought          600        23.419
     09/13/02      Bought          700        25.912
     09/18/02      Bought        1,800        26.250
     09/25/02      Bought          400        25.910

     During the sixty days prior to September 25, 2002, MHFII has effected the following transactions in the Common Stock in open market transactions with brokers:

                                 Number       Price
       Date        Action      of Shares    per Share
       ----        ------      ---------    ---------
     07/22/02      Bought        4,100       $24.060
     07/24/02      Bought        2,300        23.419
     09/13/02      Bought        2,000        25.912
     09/18/02      Bought        5,400        26.250
     09/25/02      Bought        1,600        25.910

     During the sixty days prior to September 25, 2002, MO has effected the following transactions in the Common Stock in open market transactions with brokers:

                                 Number       Price
       Date        Action      of Shares    per Share
       ----        ------      ---------    ---------

     07/22/02      Bought          700       $24.060
     07/24/02      Bought          400        23.419
     09/13/02      Bought        1,400        25.912
     09/18/02      Bought        3,600        26.250
     09/25/02      Bought          400        25.910


(d)  Not applicable.

(e)  Not applicable.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 4, 2002

MALTA PARTNERS, L.P.                           MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                    By:     SOAM Holdings, LLC,
        the sole general partner                       the sole general partner


By: /s/ Terry Maltese                          By: /s/ Terry Maltese
   ------------------------------------           ------------------------------
        Terry Maltese                                        Terry Maltese
        President                                      President

MALTA PARTNERS II, L.P.                        MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                    By:     SOAM Holdings, LLC,
        the sole general partner                       the sole general partner


By: /s  Terry Maltese                          By: /s/ Terry Maltese
   ------------------------------------           ------------------------------
        Terry Maltese                                  Terry Maltese
        President                                      President

MALTA OFFSHORE, LTD                            Sandler O'Neill Asset Management
                                               LLC

By:     Sandler O'Neill Asset Management
        LLC

By: /s/ Terry Maltese                          By: /s/ Terry Maltese
   ------------------------------------           ------------------------------
        Terry Maltese                                  Terry Maltese
        President                                      President

SOAM Holdings, LLC                             Terry Maltese


By: /s/ Terry Maltese                          /s/ Terry Maltese
   ------------------------------------        -----------------
        Terry Maltese                                  Terry Maltese
        President